Exhibit 10.1

TRACON PHARMACEUTICALS, INC.

BONUS PLAN

The TRACON Pharmaceuticals, Inc. (“TRACON” or the “Company”) Bonus Plan (the “Plan”) is designed to reward eligible employees for the achievement of corporate objectives, as well as measured individual objectives that are consistent with and support the overall corporate objectives.

ELIGIBILITY

All regular employees are eligible to participate in the Plan.  In order to be eligible, a participant must have been in an eligible position for at least three (3) full months prior to the end of the Plan year, and the participant must remain employed through the end of the Plan year and until awards are paid. If the participant is not employed on the date awards are paid, the participant will not have earned any bonus.  If the participant has been subject to any performance improvement plan or other disciplinary procedure during the Plan year, any award to such individual will be at the discretion of the President/CEO or the Compensation Committee of the Board of Directors (the “Compensation Committee”), and may be reduced or withheld regardless of corporate performance as outlined below.

Change in Status During the Plan Period:

a.	Participants hired during the Plan year:
•	Participants hired during the Plan year are eligible for a prorated award based on the number of calendar days employed in an eligible position.
•	Participants hired during the months of October through December are not eligible to participate for the Plan year.
•

If an employee has worked in a temporary or consulting capacity for TRACON, this time will NOT impact the eligibility start date which is the date of hire.  Only as an exception and with approval by the Compensation Committee or the Board of Directors will time worked as a consultant be considered when determining the bonus award proration for an employee.

b.	Promotion/change in level:
•

Participants promoted during the Plan year with a change to bonus target and/or bonus corporate and individual performance factor percentages are eligible for an award that will be prorated based on the number of calendar days employed in each eligible position.

c.	Termination of employment:
•	If a participant’s employment is terminated voluntarily prior to the date awards are paid, the participant will not be eligible to receive an award.
•	If a participant’s employment is terminated involuntarily prior to the date awards are paid, it will be at the absolute discretion of the Company whether or not an award payment is made.
d.	Leave of absence:
•	Bonus award will be prorated to reflect the calendar days on a leave of absence that exceed 60 calendar days in the Plan year.

AWARD CALCULATION

Awards will be determined by applying a “bonus percentage” to the participant’s base salary that is in effect at the end of the Plan year, regardless if the salary has changed at any point during the calendar year.

The President/CEO will present to the Compensation Committee/Board of Directors a list of the overall corporate objectives for the applicable Plan year, which are subject to approval by the Compensation Committee/Board of Directors.  All participants in the Plan whose performance is measured in part based on individual performance factors will then develop a list of key individual objectives, which must be approved by the responsible Vice President, Senior Vice President, Chief Officer, or President/CEO.

The relative weight between “corporate and individual performance factors” varies based on the individual’s assigned level within the organization.  The bonus percentage and/or the weighting may be reviewed periodically and may be adjusted for any Plan year by the Compensation Committee.  The bonus percentages and weighting for the performance factors will initially be as follows:

Level/Position
			Individual Factors
	Bonus Percentage	Corporate Factor	Core Competency	Individual Goal Achievement
President and CEO	50%	100%
Chief Officer	40%	75%	10%	15%
Senior Vice President	35%	75%	10%	15%
Vice President	30%	60%	16%	24%
Senior Director	20%	40%	24%	36%
Director	20%	40%	24%	36%
Associate Director	20%	40%	24%	36%
Senior Manager II, I	20%	25%	30%	45%
Manager II, I	20%	25%	30%	45%
Individual Contributor II, I	20%	25%	30%	45%
Support	20%	25%	30%	45%

Performance Award Multiplier

Separate award multipliers will be established for both the corporate and the individual components of each award.  The award multiplier for the corporate component will be determined by the Compensation Committee/Board of Directors each Plan year, in its sole discretion, based on the achievement of the approved corporate objectives for the Plan year.  The same award multiplier for the corporate component of the award shall be used for all such Plan participants.

The award multiplier for the individual component shall be approved by the responsible Chief Officer or President/CEO and consists of the Core Competency Assessment and the achievement of Individual goals, each weighted 40% and 60%, respectively.

The ratings used for the Annual Performance Core Competency Assessment is as follows:

5 = Exceptional; Far exceeds all goals and objectives on a consistent basis

4 = Exceeds; Consistently exceeds goals and objectives

3 = Meets; Consistently meets goals and objectives

2 = Marginal; Met some goals and objectives but requires improvement

          1 = Unsatisfactory

Numerical Rating Scale	Multiplier for Core Competency Individual Performance
5	120.00%
4.9	118.37%
4.8	116.70%
4.7	115.03%
4.6	113.36%
4.5	111.69%
4.4	110.02%
4.3	108.35%
4.2	106.68%
4.1	105.01%
4	103.34%
3.9	101.67%
3.8	100.00%
3.7	97.50%
3.6	95.00%
3.5	92.50%
3.4	90.00%
3.3	87.50%
3.2	85.00%
3.1	82.50%
3	80.00%
2.9	72.00%
2.8	64.00%
2.7	56.00%
2.6	48.00%
2.5	40.00%
2.4	32.00%
2.3	24.00%
2.2	16.00%
2.1	8.00%
2	0.00%

For Executives (Vice President level and above):  The actual performance bonus awarded in any year, if any, may be more or less than the applicable target, depending primarily on the Compensation Committee’s determination of the award multiplier for the corporate component and the executive’s individual performance with respect to the corporate objectives. Whether or not performance bonus is paid for any year is within the discretion of the Compensation Committee/Board of Directors based on such achievement.

Example:

Step # 1:    Potential bonus award calculation

Position:Manager

Base salary at end of calendar year:              $100,000

Target bonus percentage:       20%

Potential base bonus:             $ 20,000

Step # 2:    Split award target amount based on weighting of performance factors

Potential corporate performance bonus (25%):$ 5,000

Target individual performance bonus (75%):

       Core Competency (40% of 75%, or 30%)                $6,000

       Personal Goal Achievement (60% of 75%, or 45%)   $9,000

           $ 20,000

Step # 2:   Actual bonus award calculation

Payment multipliers are determined and approved based on assessment of corporate and individual performance, for example:

Corporate multiplier                        25.0%

Core Competency Assessment multiplier         116.7% - performance assessed at 4.8

Personal Goal Objective Performance                85.0%

Corporate component                         $    3,750   ($5,000 x 25.0%)

Individual component:

        Core Competency Assessment                     $    7,002   ($6,000 x 116.7%)

                               Individual Goals Achieved                         $ 7,650   ($9,000 x 85.0%)

Total Award                                       $ 18,402

AWARD PAYMENTS

Bonus award payments may be made in cash, through the issuance of stock, stock options or another form of equity award, or by a combination of cash, stock, stock options and/or another form of equity award, at the discretion of the Compensation Committee.  All bonus award payments are subject to applicable tax withholdings.  In the event that the Compensation Committee and/or the Board of Directors elect to pay bonus awards in stock or stock options, the Compensation Committee, in its sole discretion, will make a determination as to the number of shares of stock or stock options to be issued to each Plan participant based, in part, upon the overall corporate performance and each participant’s individual performance, as described.  The issuance of stock and stock options may also be subject to the approval of the Company’s stockholders, and any stock options issued will be subject to the terms and conditions of the Company’s equity incentive award plan, as amended from time to time by the Company.

Payment of bonus awards will be made as soon as practicable after the Company’s year-end, but not later than December 31 of the year following the Plan year.   Payments will not be impacted by any benefits, with the exception of elected 401(k) contributions which will be applied.

PLAN PROVISIONS

Governance

The Plan will be governed by the Compensation Committee.  The President and/or CEO of TRACON will be responsible for the administration of the Plan. The Compensation Committee will be responsible for recommending to the Board of Directors a bonus amount for the President and/or CEO (unless such compensation is intended to be qualified, performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended).  Additionally, the Compensation Committee will be responsible for approving any compensation or incentive awards to other executive officers of the Company and all other officers who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.  All determinations of the Compensation Committee, under the Plan, shall be final and binding on all Plan participants.

Compensation Committee’s Absolute Right to Alter or Abolish the Plan

The Compensation Committee reserves the right in its absolute discretion to terminate the Plan, or any portion of the Plan, at any time or to alter the terms and conditions under which a bonus will be paid. In the event of the Plan’s termination prior to the payment of a bonus, such bonus will not be payable under this Plan. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any compensation hereunder until actual delivery of such compensation. Participation in the Plan at any given time does not guarantee ongoing participation.

Employment Duration/Employment Relationship

This Plan does not, and TRACON’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant’s employment with the Company.  The employment relationship of each participant is “at will” and may be terminated at any time by TRACON or by the participant, with or without cause.